EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
               --------------------------------------------------

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 2000 (except for Note 12, as to which the date is February 29, 2000), with respect to the financial statements and schedule of Copper Mountain Networks, Inc., and our report dated February 18, 2000 (except for Note 7, as to which the date is February 29, 2000), with respect to the financial statements of OnPrem Networks Corporation in the Registration Statement (Form S-1) and related prospectus of Copper Mountain Networks, Inc. for the registration of 1,142,309 shares of its common stock.

                                    /s/ ERNST & YOUNG LLP


San Diego, California
March 15, 2000